Exhibit 11.3

INSTRUCTIONS FOR HANDLING OF INSIDE INFORMATION

ADOPTED BY THE BOARD OF DIRECTORS OF HAFNIA LIMITED ON 26 NOVEMBER 2025

These Instructions for Handling of Inside Information with appendices are adopted to secure, together with any other corporate governance documents, that HAFNIA LIMITED complies with the continuing obligations for companies with financial instruments listed at the Oslo Stock Exchange and the New York Stock Exchange and other applicable rules, regulations and recommendations relating to inside information.

The instructions included herein are subject to annual review by the board of directors of HAFNIA LIMITED.

These instructions are solely for the internal use of HAFNIA LIMITED, and none other than HAFNIA LIMITED can invoke breach of the content.

Table of Content

1.	BACKGROUND AND PURPOSE	4

2.	APPLICABILITY, RESPONSIBILITY, ETC.	4

3.	DEFINITIONS	4

4.	EXPLANATION OF THE TERM "INSIDE INFORMATION"	5

4.1	General	5
4.2	Information of a "precise nature"	5
4.3	"Significant effect" on the price	5
4.4	Information that "has not been made public"	6
4.5	Events that may typically be considered Inside Information	6

5.	THE DUTIES AND OBLIGATIONS OF HAFNIA	6

5.1	Public disclosure of Inside Information	6
5.2	Delayed public disclosure of Inside Information	6
5.3	Insider lists	7
5.4	Project list	8
5.5	Disclosure of notifiable Transactions by Primary Insiders and Close Associates	8
5.6	Other disclosure obligations	8
5.7	Financial reporting	9
5.8	List of Primary Insiders and their Close Associates	9
5.9	Notification of obligations to Primary Insiders	9

6.	THE DUTIES AND RESPONSIBILITIES OF ALL INDIVIDUALS	9

6.1	Introduction	9
6.2	Prohibition of use of Inside Information	9
6.3	Duty of confidentiality	9
6.4	Liability, etc.	10

7.	ADDITIONAL OBLIGATIONS FOR PRIMARY INSIDERS AND THEIR CLOSE ASSOCIATES	10

7.1	Applicability	10
7.2	Obligation to clear Transactions	10
7.3	Duty of notification	11
7.4	Closed periods	11
7.5	Notification of obligations	13
7.6	General exercise of due care	13

8.	ADDITIONAL U.S. INSIDER TRADING RULES CONSIDERATIONS	13

8.1	General Prohibition Against Insider Trading	13
8.2	Material Information	13
8.3	Non-Public Information	14
8.4	Potential Criminal and Civil Liability	14
Appendix 1 – Written record of delayed disclosure	16
Appendix 2 - Notification of transactions by Primary Insiders and Close Associates	17
Appendix 3 – Notification to Primary Insiders	19

Appendix 4 – Notification to Close Associates	22
Appendix 5 – Routines for secure handling of inside information	24
Appendix 6 – Criteria for trading in closed periods	25
Appendix 7 – Transactions to be notified by Primary Insiders and Close Associates	27

INSTRUCTIONS FOR HANDLING OF INSIDE INFORMATION

1.	BACKGROUND AND PURPOSE
The purpose of these Instructions is to ensure HAFNIA fulfils its statutory and regulatory duties and responsibilities, and to increase individuals' awareness of the responsibility the possession of Inside Information entails and the potential consequences of using and/or disclosing such information. Furthermore, special procedures have been introduced for information which is particularly sensitive and important for HAFNIA, and which may become Inside Information.

2.	APPLICABILITY, RESPONSIBILITY, ETC.
The Instructions apply to all employees, officers and board members of HAFNIA.

The executive management of HAFNIA shall ensure that the relevant employees and officers of HAFNIA receive necessary information about and training in the use of the Instructions. HAFNIA'S responsibility lies with the CFO, who shall assist in providing necessary and practical training in the handling of Inside Information to the relevant employees.

Each employee, officer and board member of HAFNIA must read these Instructions in its entirety to understand their duties and obligations.

It is the responsibility of the respective employee, officer and board member to ensure that he or she complies with these Instructions. Notification of any violation of these Instructions or queries with regards to the following provisions, and duties and obligations arising out of them, should be directed to the CFO.

When an inquiry is received regarding information that may be material, it should be referred, without comment, to HAFNIA'S Investor Relations’ contacts.

3.	DEFINITIONS
"CFO" means the chief financial officer of HAFNIA.

"Close Associate" means:

a)	the Primary Insider's spouse or partner considered to be equivalent to a spouse in accordance with the law in the jurisdiction of the Primary Insider;

b)	the Primary insider's dependent children pursuant to the law in the jurisdiction of the Primary Insider;

c)	a relative who has shared the same household as the Primary Insider for at least one year on the date of the Transaction concerned; and

d)
a legal person, trust or partnership, the managerial responsibilities of which are discharged by a Primary Insider or by a person referred to in the points above, or which is directly or indirectly controlled by such a person, or which is set up for the benefit of such a person, or the economic interests of which are substantially equivalent to those of such a person. The reference to "the managerial responsibilities of which are discharged" should be read to cover those cases where a Primary Insider or a Close Associate takes part in or influences the decisions of another legal entity to carry out transactions in Financial Instruments issued by HAFNIA.

"Financial Instruments" means the listed shares and debt instruments issued by HAFNIA, as well as other financial instruments which value either depends on or has an effect on such shares or debt instruments.

"HAFNIA" means HAFNIA LIMITED.

"Inside Information" means inside information as defined in article 7 of MAR and as further described in section 4 of these Instructions.

"InsiderLog" means the insider tool for, inter alia, maintaining insider lists, provided as a service by the Oslo Stock Exchange and subscribed to by HAFNIA.

"Instructions" means these Instructions for Handling of Inside Information.

"MAR" means regulation (EU) No. 596/2014 on market abuse (market abuse regulation), as implemented in Norway in accordance with section 3-1 of the Securities Trading Act as of 1 March 2021 (as amended from time to time).

“MNPI” Material Non-Public Information, which has the meaning as set forth in Section 8.

"Norwegian FSA" means the Financial Supervisory Authority of Norway.

"NewsPoint" means Oslo Stock Exchange's information system, accessible by the designated administrator in HAFNIA.

“NYSE” means the New York Stock Exchange.

"Primary Insider" means:

a)	a member of the administrative, management or supervisory body of HAFNIA; or

b)
a senior executive who is not a member of the bodies referred to above, who has (i) regular access to Inside Information relating directly or indirectly to HAFNIA and (ii) power to take managerial decisions affecting the future developments and business prospects of HAFNIA.

“Rule 10b5-1 Plan” has the meaning set forth in Section 7.4.

“SEC” means the U.S. Securities and Exchange Commission.

"Securities Trading Act" means the Norwegian Securities Trading Act of 29 June 2007 no. 75 (as amended from time to time).

"Transaction" means any transaction, directly or indirectly on one's own account or on another person's account, in any of the Financial Instruments, or inducement to such transactions, including but not limited to, the transactions listed in Appendix 7 (e.g. selling, acquiring, subscribing to, exchanging or swapping, granting or receiving gifts or inheritance, pledging, lending).

4.	EXPLANATION OF THE TERM "INSIDE INFORMATION"
4.1	General
The term Inside Information means any information of a "precise nature" relating directly or indirectly to financial instruments or the issuer thereof which "has not been made public", and which is likely to have a "significant effect" on the price of those financial instruments.

4.2	Information of a "precise nature"
The requirement that the information must be of a "precise nature" relates to the specificity of the information and the existence of, or likelihood of future, price sensitive events and/or circumstances. Only events or circumstances that exist or reasonably may be expected to come into existence will be considered "precise". In addition, the information must be specific enough to enable a conclusion to be drawn as to the possible effect of that set of circumstances or event on the prices of the financial instruments or the related derivative financial instrument, meaning that the information must be more than rumors, assumptions and speculations. In this respect in the case of a protracted process that is intended to bring about, or that results in, particular circumstances or a particular event, those future circumstances or that future event, and also the intermediate steps of that process which are connected with bringing about or resulting in those future circumstances or that future event, may be deemed to be precise information. Even an intermediate step in a protracted process shall be deemed to be Inside Information if, by itself, it satisfies the criteria set out in this section 4.

4.3	"Significant effect" on the price
The requirement that the information must have a "significant effect" means that the information is likely to be used by a reasonable investor as part of his/hers investment decisions. It is not a requirement that the information enables the price to be "moved" above or below a certain specific threshold, meaning that most expected changes in the price could be sufficient to fulfil this requirement.

4.4	Information that "has not been made public"
Only information that "has not been made public" will be deemed to constitute Inside Information. Inside information relating to HAFNIA must in principle be disclosed to the market pursuant to HAFNIA'S on-going reporting obligations. If inside information becomes publicly available through other means, it will no longer constitute Inside Information (but the incident could represent a violation of HAFNIA'S disclosure obligations). For example, press releases on NewsWeb are regarded as public information. Conversely, information about undisclosed financial results or a possible merger, amalgamation, acquisition or other material development, whether concerning HAFNIA or otherwise, and obtained in the normal course of employment or through a rumor, tip or just "loose talk", is not public information.

4.5	Events that may typically be considered Inside Information
It is not possible to define all categories of information that could be considered as Inside Information. Inside Information may be positive or negative. While it may be difficult to determine whether particular information is Inside Information, there are various categories of information that are particularly sensitive and, as a general rule, should always be handled with due care as it is reasonable that it will constitute Inside Information. Examples of such information concerning HAFNIA include:

•	financial results;
•	new equity or debt offerings;
•	entry into a material agreement or discussions regarding entry into a material agreement;
•	projections of future earnings or losses;
•	a proposed merger, amalgamation or acquisition;
•	sale or acquisition of material assets;
•	gain or loss of a substantial customer; and
•	project announcements of a significant nature.

Each employee and member of the board of directors has a duty to continually assess whether information that he/she receives or gains access to by virtue of his/her position or office in HAFNIA may be considered to be, or is likely to become, Inside Information. Any person who gains knowledge of such information shall immediately notify the CFO. If the employee or elected officer is in doubt as to whether or not the relevant information qualifies as Inside Information, he/she shall regardless of his/her doubts immediately contact the CFO.

5.	THE DUTIES AND OBLIGATIONS OF HAFNIA
5.1	Public disclosure of Inside Information
As a general rule, HAFNIA shall publicly disclose Inside Information regarding HAFNIA'S Financial Instruments through NewsPoint as soon as possible and, if relevant, use such media as may reasonably be relied upon for the effective dissemination of information to the public throughout Europe, the officially appointed mechanism in Norway from time to time, and, as applicable, furnish any such published disclosure to the SEC.

The disclosure of Inside Information shall clearly identify (i) that the information communicated is Inside Information, (ii) the full legal name of HAFNIA, (iii) the name, surname and position within HAFNIA of the person making the notification, (iv) the subject matter of the Inside Information and (v) the date and time of the communication to the media.

HAFNIA shall not combine the disclosure of Inside Information to the public with the marketing of its activities.

Once made public, all Inside Information must be available on HAFNIA'S website for at least five years from the same time as disclosure of Inside Information. The posts on the website shall clearly indicate date and time of disclosure and that the information is organised in chronological order.

5.2	Delayed public disclosure of Inside Information
HAFNIA may delay the publication of Inside Information if the following conditions are met:

a)	immediate disclosure is likely to prejudice the legitimate interests of HAFNIA;

b)	delay of disclosure is not likely to mislead the public;

c)	HAFNIA is able to ensure the confidentiality of that information.

If delayed disclosure of Inside Information is resolved:

a)	HAFNIA shall keep a list of persons with access to the Inside Information in InsiderLog;

b)
the CFO shall make a written record of the delayed disclosure in the format attached hereto as Appendix 1 or by making a written record with the same information in InsiderLog when establishing an insider list as required by paragraph b) above; and

c)
where the confidentiality of the Inside Information is no longer ensured, HAFNIA shall disclose that Inside Information to the public as soon as possible, including situations where a rumour explicitly relates to Inside Information, where that rumour is sufficiently accurate to indicate that the confidentiality of that information is no longer ensured.

Where HAFNIA has delayed the disclosure of Inside Information, it shall immediately after the Inside Information is disclosed to the public:

a)
inform the Norwegian FSA that disclosure of the information was delayed by sending a notification through Altinn, using Altinn form KRT-1801: Notification to Finanstilsynet by issuers  who have delayed disclosure of inside information - available here: https://www.finanstilsynet.no/en/reporting/all/mar-notification-krt-1801-and-written-explanation-on-delayed-disclosure-of-insideinformation / (English); and

b)	upon request by the Norwegian FSA and/or to the Oslo Stock Exchange, provide a written explanation of how the conditions for delayed disclosure were met.

With respect to rumours, the NYSE recommends that its listed companies contact the NYSE if they become aware of rumours circulating about their company. Additionally, If the market appears to reflect undisclosed information, then the NYSE may request HAFNIA to make the information publicly available immediately.

5.3	Insider lists
As soon as a decision has been made to delay public disclosure, the CFO shall establish and maintain an insider list of every person who has access to the relevant Inside Information and who are working for HAFNIA under a contract of employment, or otherwise performing tasks through which they have access to Inside Information, such as advisers, accountants or credit rating agencies

The insider list shall be established and maintained through InsiderLog.

A new insider list should be established and maintained upon the identification of new Inside Information. Each insider list shall only include details of individuals having access to the Inside Information relevant to that insider list.

The list must be kept and stored confidential in InsiderLog by ensuring that access to the insider list is restricted to clearly identified persons from within HAFNIA.

The CFO shall appoint a person who is responsible for maintaining the insider list.

An automatic message from InsiderLog shall be sent to the persons on the list informing them that they have been included on the list of insiders, as well as the duties and responsibilities that this entails, and the criminal liability that applies for any use of such information. Each person on the insider list receiving such automatic message shall acknowledge receipt of the automatic message.

A new automatic message from InsiderLog shall be sent to the persons on the list informing them once the insider list is terminated.

The insider list shall be deposited in InsiderLog after the last time it is updated and be retained for five years from the date it was last updated.

The list shall be submitted to the Norwegian FSA and/or to the Oslo Stock Exchange upon request.

The CFO can delegate the responsibility of maintaining the list to the advisor as far as the advisor's own handling of Inside Information is concerned. In such a situation, one contact person with the advisor shall be listed on HAFNIA'S own insider list.

5.4	Project list
If deemed appropriate, the CFO shall establish and maintain a project list for each project which is of such a scope or of such a nature that it involves information which is particularly sensitive and important for HAFNIA and which may subsequently become Inside Information. The purpose of the project list is to raise awareness of the duty of confidentiality. The list shall be maintained as a "sensitivity list" in InsiderLog.

5.5	Disclosure of notifiable Transactions by Primary Insiders and Close Associates
Upon receipt of notifications of Transactions from the Primary Insider or Close Associate as further described in section 7.3 below, the CFO shall promptly, and no later than within two trading days, disclose the Transaction in question through NewsPoint in the format attached hereto as Appendix 2, and, if relevant, use such media as may reasonably be relied upon for the effective dissemination of information to the public throughout Europe, the officially appointed mechanism in Norway from time to time, and, as applicable, furnish any such published disclosure to the SEC. Most of the information required to complete the form attached hereto as Appendix 2 will included in the receipt which the Primary Insider and Close Associate, as applicable, can request when submitting the form to the Norwegian FSA, as further described below.

5.6	Other disclosure obligations
HAFNIA is, regardless of whether the information in question constitute Inside Information or not, required to immediately disclose the events required to be disclosed pursuant to the membership rules of the Oslo Stock Exchange and the Continued Listing Standards of the NYSE. If such events must be assumed to constitute Inside Information, HAFNIA may delay disclosure in accordance with section 5.2 above:

1.	Any changes in the rights attaching to HAFNIA's listed shares, including any changes in related financial instruments issued by HAFNIA.
2.
The issue of new bonds, including any guarantees or collateral provided in that connection. If the issue is in respect of a convertible or subordinated loan, this must be stated. Any issue of similar convertible rights must also be made public.

3.	Proposals and decisions by the board of directors, general meeting or other corporate body on:
a)	dividends;
b)	mergers;
c)	demergers;
d)	increases or decreases in share capital;
e)	mandates to increase HAFNIA’s share capital; and
f)	share splits or reverse splits
4.	Information on allocation and payment of dividends, as well on issuance of shares, including information on any arrangements for allotment, subscription, cancellation and conversion.
5.	Proposals and decisions on the issue of subscription rights.
6.
In the event of the issue of a loan or an increase in share capital as mentioned in items 2 and 3, information shall be given in particular on any underwriting consortium, including the members of the consortium and their guarantee obligations, as well as information on any advance subscription or allotment.

7.	Registered change of HAFNIA’s name.
8.	Registered change in the nominal value of HAFNIA’s listed shares.
9.	Decisions on changes to HAFNIA’s board of directors, chief executive officer, financial director or external auditor, including notice of resignation given by any such person.

5.7	Financial reporting
With regard to non-consolidated financial results at business area level, an assessment must be made of whether the results can be regarded as Inside Information in each individual case, in the same way as for other sensitive information.

The conditions for delayed public disclosure must be assessed on a case by case basis. If delayed disclosure of Inside Information is resolved, HAFNIA is required to comply with all the requirements set out in section 5.2 above.

HAFNIA'S financial department shall continually assess whether the financial results for a given period reveal substantial variances (significantly worse or better) from expectations created by HAFNIA, i.e. expectations that can be traced back to information provided by HAFNIA itself. This assessment must be carried out in consultation with the CFO. If appropriate, the CFO shall decide whether a profit warning should be published.

5.8	List of Primary Insiders and their Close Associates
The CFO shall maintain an up-to-date list of Primary Insiders and their Close Associates, regardless of whether the person in question owns Financial Instruments, and submit such register to the Oslo Stock Exchange through NewsPoint. Each Primary Insider is responsible for informing the CFO of any changes to its Close Associates. The Oslo Stock Exchange will disclose the list of Primary Insiders, while the list of Close Associates will be kept confidential.

5.9	Notification of obligations to Primary Insiders
HAFNIA shall notify the Primary Insiders of their obligations as Primary Insiders pursuant to these Instructions and Article 19 of MAR in writing in the format attached hereto as Appendix 3.

6.	THE DUTIES AND RESPONSIBILITIES OF ALL INDIVIDUALS
6.1	Introduction
Each person who receives Inside Information regarding HAFNIA'S Financial Instruments shall act in accordance with the prohibitions and duties that are described in further detail below.

This section is not necessarily a complete list of duties and responsibilities. Each person being in possession of Inside Information is obliged to keep him or herself updated as to the legislative framework concerning Inside Information from time to time.

6.2	Prohibition of use of Inside Information
No person shall conduct any Transactions in Financial Instruments if he/she has Inside Information regarding Financial Instruments. This prohibition applies to every natural and legal person, indirect and direct trading, and trading both for own account and for a third party's account, irrespective of form of settlement. The prohibition also applies to attempts and incitement to trade, i.e. persons who have Inside Information regarding Financial Instruments are not permitted to give other persons advice or in any way influence other persons to carry out or refrain from carrying out Transactions in Financial Instruments.

The above applies correspondingly to the entry into, purchase, sale or exchange of options or forward/futures contracts or similar rights (including financial derivatives) related to such Financial Instruments or incitement to carry out such Transactions.

The prohibition only applies to Transactions that can be characterized as use of Inside Information. Whether or not the Transaction constitutes use must be assessed in each individual case.

The use of Inside Information by cancelling or amending an order concerning a Financial Instrument to which the information relates, where the order was placed before the person concerned possessed the Inside Information, is also considered as unlawful use of inside information.

6.3	Duty of confidentiality
Inside Information is confidential information, and shall not be given to or in other ways made available to any unauthorized persons. Any person who has Inside Information has a duty, when handling such information, to exercise due care in order to ensure that Inside Information does not come into the possession of unauthorized persons or is used. Further details of routines for ensuring secure handling of Inside Information may be found in the document attached hereto as Appendix 5.

The information may only be communicated or made available to another person where the disclosure is made in the normal exercise of the employment, profession or duties of the person disclosing the information.

Any person who communicates Inside Information, or makes such information available to another person, has an independent responsibility for ensuring that the person who is given access to the relevant Inside Information is simultaneously made aware of the duties and responsibilities entailed by the receipt of such information, including the duty of confidentiality, the duty of proper handling of the information and the duty not to use it. The above applies regardless of whether the recipient is an employee, elected officer, an external advisor and/or a business connection of HAFNIA.

If Inside Information is communicated or made available to another person, the person responsible for maintaining the insider list and/or the CFO shall be notified immediately, and if possible, before the information is communicated. The person responsible for maintaining the insider list shall immediately include the person in question on the relevant insider list if the person is working for HAFNIA under a contract of employment, or otherwise performing tasks through which he or she has access to the Inside Information.

Compliance with this duty of information is essential for HAFNIA to ensure that Inside Information is properly managed in accordance with its duties. Further, compliance with this duty of information also enables HAFNIA to maintain an insider list pursuant to these Instructions, and to ensure that the persons who are given access to Inside Information are made aware of the responsibilities that knowledge of Inside Information entails pursuant to the rules set out in these Instructions.

6.4	Liability, etc.
Illegal use of Inside Information is a criminal offence pursuant to the Securities Trading Act and may result in fines and up to six years imprisonment. Unlawful disclosure of Inside Information may be punished by fines and up to four years imprisonment. Contravention of the notification requirements for Primary Insiders and Close Associates may be punished by fines and up to one year imprisonment. In addition, non-compliance with Norwegian law or any of the prohibitions and obligation set out in these Instructions may result in liability for damages to HAFNIA and/or other parties pursuant to Norwegian law, as well as dismissal from the position he/she has in HAFNIA.

7.	ADDITIONAL OBLIGATIONS FOR PRIMARY INSIDERS AND THEIR CLOSE ASSOCIATES
7.1	Applicability
Primary Insiders and their Close Associates are subject to special duties and responsibilities which are described in this Section.

7.2	Obligation to clear Transactions
Before carrying out, or inciting other persons to carry out or to refrain from carrying out, one or more Transactions, Primary Insiders must obtain clearance in writing from the CFO. Such request for clearance shall be submitted, and be responded to, by e-mail. Any request for clearance put forward by the CFO, must be submitted to and handled by the chairman of the board of directors of HAFNIA. The CFO or the chairman of the board of directors (as the case may be) can only provide clearance after first having performed a proper investigation of whether there is any Inside Information in HAFNIA.

If the CFO or the chairman of the board of directors (as the case may be) finds that there exists Inside Information, the request for clearance may be denied, and always, without providing any explanation. In considering a request for clearance, the question of whether Inside Information is or will in fact be known to the person requesting clearance may be disregarded, and the existence thereof shall constitute sufficient basis to reject a request.

The request for clearance must be responded to in writing (by e-mail) by the CFO/chairman within 1 week from the time of receiving a request for clearance. If a binding agreement is not concluded seven days after receiving clearance, a new clearance is required.

The CFO/chairman shall not give any grounds for rejection of a request for clearance.

7.3	Duty of notification
The Primary Insider or his/her Close Associates shall promptly and no later than three business days after the date of the Transaction notify both HAFNIA in the format attached hereto as Appendix 2 and the Norwegian FSA via the link made available on:

•	https://www.finanstilsynet.no/rapportering/fellesrapporteringer/mar-meldeplikt-for-handler-av-personer-med-ledelsesansvar-primarinnsidere-og-deres-narstaende/ (Norwegian)
•
https://info.altinn.no/en/forms-overview/financial-supervisory-authority-of-norway/template-for-notification-of-transactions-by-persons-discharging-managerial-responsibilities-pdmr-and-persons-closely-associated-with-them-krt-1500/ (English)

of every Transaction conducted on its own account relating to the Financial Instruments of HAFNIA once a threshold of [EUR 5,000]1 has been reached (see below). Upon receipt of the notification from the Primary Insider or Close Associate, the CFO shall promptly, and no later than within two trading days disclose the Transaction in question through NewsPoint in the format attached hereto as Appendix 2 and as further described in section 5.5. above. Most of the information required to complete the form attached hereto as Appendix 2 will be included in the receipt which the Primary Insider and Close Associate, as applicable, can request when submitting the form to the Norwegian FSA.

The notification requirement applies to any subsequent Transaction once a total amount of [EUR 5,000] has been reached within a calendar year. The threshold of [EUR 5,000] shall be calculated by adding without netting all Transactions of the person obligated to notify the Transaction. When calculating whether the threshold has been reached, the Transactions carried out by a Primary insider and by Close Associates to that Primary Insider should not be aggregated.

If Transactions are carried out in a currency which is not the EUR, the exchange rate to be used to determine if the threshold is reached is the daily euro foreign exchange reference rate published by the European Central Bank. For the purpose of the price to consider for donations, gifts and inheritance, one should use the last published price for the Financial Instrument concerned on the date of acceptance of the donation, gift or inheritance (i.e. the date of the Transaction), or where such price is not available that day, the last published price. As to the rules to calculate the price of options granted for free to managers or employees, the options should be based on the economic value assigned to the options by the issuer when granting them. However, the price field for options granted for free to managers or employees is expected to be nil.

7.4	Closed periods
A Primary Insider shall not carry out Transactions on its own account or for the account of a third party, directly or indirectly, in the Financial Instruments of HAFNIA during a closed period of 30 calendar days before the announcement of an interim financial report or a year-end report which the issuer makes public. With particular reference to the year-end financial report, the "announcement" is the public statement whereby the issuer announces, in advance to the publication of the final year-end report, the preliminary financial results agreed by the management body of HAFNIA and that will be included in that report. This can apply only if the disclosed preliminary financial results contain all the key information relating to the financial figures expected to be included in the year-end report and satisfy the IAS 34 (or equivalent as applicable) requirements. In the event the financial information in the annual report deviates from what is publicly announced, this will not trigger another closed period before the publication of the annual report, but may be addressed as potential Inside Information required to be disclosed pursuant to sections 5.1 and 5.2 above.

From time to time, other types of Inside Information regarding HAFNIA (such as negotiation of mergers, acquisitions or dispositions, investigation and assessment of cybersecurity incidents or new product developments) may be pending and not be publicly disclosed. While such Inside Information is pending, HAFNIA may impose special closed out periods during which Primary Insiders are prohibited from trading in the Financial Instruments. If HAFNIA imposes a special closed period, it will notify the Primary Insiders affected.

1 Currently EUR 5,000 (per 18 July 2025) in Norway, with the expectation that it will be increased to EUR 20,000 once the EU Listing Act is implemented in Norway (no specific date).

The CFO may permit a Primary Insider to conduct any Transactions in a closed period on a case-by-case basis due to, inter alia, the existence of exceptional circumstances, such as severe financial difficulty, which require the immediate sale of shares or due to the characteristics of the Transaction made, always subject to the criteria set out in as Appendix 6.

Additionally, for the purposes of U.S. securities laws, these trading restrictions during closed periods do not apply in the case of the following transactions, except as specifically noted:

(a)
Vesting of Restricted Stock Awards and Restricted Stock Unit Awards. These trading restrictions do not apply to the vesting of restricted stock or restricted stock units, or the exercise of a tax withholding right pursuant to which a Primary Insider elects to have the HAFNIA withhold shares of stock to satisfy tax withholding requirements upon the vesting of any restricted stock or restricted stock unit. Such trading restrictions do apply, however, to any market sale of restricted stock and shares of stock received upon the vesting of restricted stock units.

(b)
Rule 10b5-1 Trading Plan. These trading restrictions do not apply to purchases or sales of the HAFNIA Financial Instruments pursuant to a pre-approved Rule 10b5-1 trading program (a “Rule 10b5-1 Plan”).  Implementation of a Rule 10b5-1 Plan under the U.S. Securities Exchange Act of 1934, as amended, provides an affirmative defense (which must be proven) from insider trading liability under Rule 10b-5. A Rule 10b5-1 Plan must meet the following requirements:

(i)
it has been reviewed and approved by the CFO at least five days in advance of being entered into (or, if revised or amended, such proposed revisions or amendments have been reviewed and approved by the CFO at least five days in advance of being entered into);

(ii)
it provides that no trades may occur thereunder until expiration of the applicable cooling-off period specified in Rule 10b5-1(c)(ii)(B), and no trades occur until after that time. The appropriate cooling-off period will vary based on the status of the Insider. For directors and officers, the cooling-off period ends on the later of (x) ninety days after adoption or certain modifications of the Rule 10b5-1 Plan; or (y) two business days following disclosure of the HAFNIA's financial results in a Form 20-F or Form 6-K for the  quarter in which the 10b5-1 plan was adopted. For all other Primary Insiders, the cooling-off period ends 30 days after adoption or modification of the Rule 10b5-1 Plan. This required cooling-off period will apply to the entry into a new Rule 10b5-1 Plan and any revision or modification of a Rule 10b5-1 Plan;

(iii)
it is entered into in good faith by the Primary Insider, and not as part of a plan or scheme to evade the prohibitions of Rule 10b5-1, at a time when the Primary Insider is not in possession of material nonpublic information about HAFNIA; and, if the Primary Insider is a director or officer, the 10b5-1 plan must include representations by the Insider certifying to that effect;

(iv)
it gives a third party the discretionary authority to execute such purchases and sales, outside the control of the Insider, so long as such third party does not possess any MNPI about HAFNIA; or explicitly specifies the security or securities to be purchased or sold, the number of shares, the prices and/or dates of transactions, or other formula(s) describing such transactions; and

(v)	it is the only outstanding Rule 10b5-1 Plan entered into by the Primary Insider (subject to the exceptions set out in Rule 10b5-1(c)(ii)(D)).

No Rule 10b5-1 Plan may be adopted during a closed period. A trading plan, contract, instruction or arrangement will not qualify as an approved Rule 10b5-1 Plan without the prior review and approval of the CFO as described above.

7.5	Notification of obligations
Primary Insiders shall notify its Close Associates of their obligations as Close Associates pursuant to these Instructions and Article 19 of MAR in writing in the format attached hereto as Appendix 4 and shall keep a copy of this notification.

7.6	General exercise of due care
Primary Insiders and their Close Associates shall refrain from short-term Transactions in Financial Instruments or other instruments linked to shares in HAFNIA, and should generally exercise due care in the period of ownership.

8.	ADDITIONAL U.S. INSIDER TRADING RULES CONSIDERATIONS
8.1	General Prohibition Against Insider Trading
Primary Insiders and their Close Associates are subject to special duties and responsibilities which are described in this Section.

No Primary Insider may, while in possession of MNPI about HAFNIA:

•	buy, sell or otherwise engage in any transactions, directly or indirectly, in any Financial Instruments, except as described under Section 7.4;
•	make recommendations or express opinions about trading in Financial Instruments on the basis of such information;
•	disclose such information to any third party, including family or household members; or
•	assist anyone in the above activities.

The above restrictions also apply to transacting in the securities of another company (e.g., a customer, business partner or an economically-linked company, such as a competitor or peer company) while in possession of Material Non-Public Information relating to such other company (to the extent there is a reasonable likelihood that such information would be considered important to an investor in making a decision to buy, hold, sell or vote securities of such other company), when that information is obtained in the course of employment with, or other services performed by, on behalf of or for, HAFNIA or any subsidiary of HAFNIA.

From time to time, HAFNIA may engage in Transactions in the Financial Instruments. It is HAFNIA’s policy that any Transactions in the Financial Instruments by HAFNIA will comply with applicable laws with respect to insider trading.

Transactions that may be necessary or justifiable for independent reasons (such as the need to raise money for an emergency expenditure) are not excepted from these restrictions. U.S. securities laws do not recognize mitigating circumstances and, in any event, even the appearance of an improper transaction must be avoided to preserve HAFNIA’s reputation for adhering to the highest standards of conduct.

8.2	Material Information

In general, information is considered “material” if there is a reasonable likelihood that it would be considered important to an investor in making a decision to buy, hold or sell securities. Any information that could be expected to affect a company’s share price, whether positive or negative, and whether the change is large or small, may be considered material.

While it may be difficult under this standard to determine whether particular information is material, there are various categories of information that are particularly sensitive and generally would be considered material. Examples of such information include:

•	Financial results;
•	Projections of future revenues, earnings or losses;
•	Announcement of a significant new product, service or business line, or timing thereof;
•	News of a pending or proposed merger;
•	News of the disposition or acquisition of significant assets or a subsidiary;
•	Material impairments, write-offs or restructurings;
•	Creation of a material direct or contingent financial obligation;
•	Impending bankruptcy or financial liquidity problems;
•	Significant cybersecurity incidents;
•	The gain or loss of a substantial customer or supplier;
•	Changes in dividend policy;
•	Significant product or service defects or modifications;
•	Significant pricing changes;
•	Share splits;
•	New equity or debt offerings;
•	Significant litigation or regulatory exposure due to actual or threatened litigation, investigation or enforcement activity, or significant developments related thereto;
•	Major changes in senior management or the board of directors;
•	Entry into material agreements not in the ordinary course of business (or amendment or termination thereof); and
•	Termination or reduction of business relationship with a customer that provides material revenue to HAFNIA.

The chief executive officer, the CFO or other members of senior management HAFNIA in consultation as appropriate with the general counsel or his or her designee, has the authority to determine whether any information constitutes MNPI.

It is not possible to define all categories of material information as the ultimate determination of materiality by enforcement authorities will be based on an assessment of all of the facts and circumstances. Information that is material at one point in time may cease to be material at another point in time, and vice versa.

8.3	Non-Public Information

Information is not considered public until it has been disclosed broadly to the marketplace (for example, included in a press release or a filing with the SEC) and the investing public has had time to absorb the information fully. Information will be considered fully absorbed (1) if the information is released prior to 9:30 a.m. U.S. Eastern Time, on a Trading Day, by 9:30 a.m. U.S. Eastern Time on the first trading day after the information is released and (2) if the information is released on or after 9:30 a.m. U.S. Eastern Time, on a trading day or on a day that is not a Trading Day, by 9:30 a.m. U.S. Eastern Time on the second trading day after the information is released. If, for example, HAFNIA were to make an announcement on Monday at 8:00 a.m. U.S. Eastern Time, the information in the announcement would be considered public (and trades could be made) starting at 9:30 a.m. U.S. Eastern Time on Tuesday (assuming all relevant days are Trading Days). However, if HAFNIA were to make an announcement on Monday at 5:00 p.m. U.S. Eastern Time, the information in the announcement would be considered public (and trades could be made) starting at 9:30 a.m. U.S. Eastern Time on Wednesday (assuming all relevant days are Trading Days).

8.4	Potential Criminal and Civil Liability

Pursuant to U.S. federal, state and foreign securities laws, persons engaging in transactions in a company’s securities at a time when they have MNPI regarding the company, or that disclose MNPI or make recommendations or express opinions on the basis of MNPI to a person who engages in transactions in that company’s securities, may be subject to significant monetary fines and imprisonment. HAFNIA and its supervisory personnel also face potential civil and criminal liability if they fail to take appropriate steps to prevent illegal insider trading.

The SEC has imposed large penalties even when the disclosing person did not profit from the trading; there is no minimum amount of profit required for prosecution.

***

Appendix 1 – Written record of delayed disclosure

On [date] [month] [year] at [**]:[**] Oslo time, the undersigned made the following written record of HAFNIA LIMITED ("HAFNIA") decision to delay public disclosure of the information relating to [describe inside information], which HAFNIA considers to be Inside Information.

The date and time when the inside information first existed within HAFNIA:

The date and time when the decision to delay the disclosure was made:

The date and time when HAFNIA is likely to disclose the Inside Information:

The identity of the persons responsible for making the decision to delay disclosure and deciding on the start of the delay and its likely end, ensuring the ongoing monitoring of the conditions for the delay, making the decision to publicly disclose the inside information and providing the requested information about the delay and the written explanation to the Oslo Stock Exchange and/or the Norwegian FSA:

Description of the evidence of the initial fulfilment of the conditions for delayed disclosure:

Description of the information barriers which have been put in place internally and with regard to third parties to prevent access to inside information by persons other than those who require it for the normal exercise of their employment, profession or duties within HAFNIA:

Description of the internal and external information barriers and the arrangements put in place to disclose the relevant inside information as soon as possible where the confidentiality is no longer ensured:

This record was updated on _____ _______ _____ at __:__ Oslo time by the undersigned, to reflect the following event which took place on _____ _______ _____ at __:__ Oslo time, which HAFNIA considered as a change of the reason of the initial fulfilment of the conditions for delayed disclosure as set out above:

Name and signature of the person making this written record:______________________________

Appendix 2 - Notification of transactions by Primary Insiders and Close Associates

1	Details of the person discharging managerial responsibilities/person closely associated
a)	Name	[For natural persons: the first name and the last name(s).] [For legal persons: full name including legal form as provided for in the register where it is incorporated, if applicable.]
2	Reason for the notification
a)	Position/status
[For Primary Insider: the position occupied within HAFNIA should be indicated, e.g. CEO, CFO.]
[For Close Associates,
— An indication that the notification concerns a person closely associated with a Primary Insider;
— Name and position of the relevant Primary Insider.]

b)	Initial notification/Amendment	[Indication that this is an initial notification or an amendment to prior notifications. In case of amendment, explain the error that this notification is amending.]
3	Details of issuer
a)	Name	[Full name of the entity.]
b)	LEI	[Legal Entity Identifier code in accordance with ISO 17442 LEI code.]
4	Details of the transaction(s): section to be repeated for (i) each type of instrument; (ii) each type of transaction; (iii) each date; and (iv) each place where transactions have been conducted
a)	Description of the financial instrument, type of instrument Identification code
[— Indication as to the nature of the instrument:
— a share, a debt instrument, a derivative or a financial instrument linked to a share or a debt instrument;
— Instrument identification code as defined under Commission Delegated Regulation supplementing Regulation (EU) No 600/2014 of the European Parliament and of the Council with regard to regulatory technical standards for the reporting of transactions to competent authorities adopted under Article 26 of Regulation (EU) No 600/2014.]

b)	Nature of the transaction
[Description of the transaction type using, where applicable, the type of transaction identified in Article 10 of the Commission Delegated Regulation (EU) 2016/522 adopted under Article 19(14) of Regulation (EU) No 596/2014 or a specific example set out in Article 19(7) of Regulation (EU) No 596/2014. Pursuant to Article 19(6)(e) of Regulation (EU) No 596/2014, it shall be indicated whether the transaction is linked to the exercise of a share option programme.]

c)	Price(s) and volume(s)
Price(s)	Volume(s)

[Where more than one transaction of the same nature (purchases, sales, lendings, borrowings, …) on the same financial instrument are executed on the same day and on the same place of transaction, prices and volumes of these transactions shall be reported in this field, in a two columns form as presented above, inserting as many lines as needed.

Using the data standards for price and quantity, including where applicable the price currency and the quantity currency, as defined under Commission Delegated Regulation supplementing Regulation (EU) No 600/2014 of the European Parliament and of the Council with regard to regulatory technical standards for the reporting of transactions to competent authorities adopted under Article 26 of Regulation (EU) No 600/2014.]

d)	Aggregated information — Aggregated volume — Price
[The volumes of multiple transactions are aggregated when these transactions:
— relate to the same financial instrument;
— are of the same nature;
— are executed on the same day; and
— are executed on the same place of transaction.
Using the data standard for quantity, including where applicable the quantity currency, as defined under Commission Delegated Regulation supplementing Regulation (EU) No 600/2014 of the European Parliament and of the Council with regard to regulatory technical standards for the reporting of transactions to competent authorities adopted under Article 26 of Regulation (EU) No 600/2014.]

[Price information:
— In case of a single transaction, the price of the single transaction;
 — In case the volumes of multiple transactions are aggregated: the weighted average price of the aggregated transactions.

Using the data standard for price, including where applicable the price currency, as defined under Commission Delegated Regulation supplementing Regulation (EU) No 600/2014 of the European Parliament and of the Council with regard to regulatory technical standards for the reporting of transactions to competent authorities adopted under Article 26 of Regulation (EU) No 600/2014.]

e)	Date of the transaction	[Date of the particular day of execution of the notified transaction. Using the ISO 8601 date format: YYYY-MM-DD; UTC time.]
f)	Place of the transaction
[Name and code to identify the MiFID trading venue, the systematic internaliser or the organised trading platform outside of the Union where the transaction was executed as defined under Commission Delegated Regulation supplementing Regulation (EU) No 600/2014 of the European Parliament and of the Council with regard to regulatory technical standards for the reporting of transactions to competent authorities adopted under Article 26 of Regulation (EU) No 600/2014, or if the transaction was not executed on any of the above mentioned venues, please mention ‘outside a trading venue’.]

Appendix 3 – Notification to Primary Insiders

Notification to Primary Insiders

You are considered to be a person discharging managerial responsibilities (Nw. primærinsider) ("Primary Insider") as defined in article 3(25) of EU regulation 596/2014 on market abuse ("MAR") within HAFNIA LIMITED ("HAFNIA").

Pursuant to MAR, Primary Insiders and their Close Associates are subject to certain obligations and prohibitions. This is to notify you in writing of your obligations under article 19 of MAR as required by article 19(5) of MAR.

In addition to reading the obligations set out below, we strongly recommend that you familiarize yourself with the obligations imposed on Primary Insiders and Close Associates in article 19 of MAR as well as EU regulation 2016/522 and EU regulation 2016/523. Each of which may be accessed through https://www.finanstilsynet.no/tema/markedsmisbruksforordningen-mar/ (Norwegian) https://www.finanstilsynet.no/en/topics/market-abuse-regulation-mar-in-norway/  (English).

We hereby notify you of your obligations set out in MAR article 19 and HAFNIA'S internal Instructions for Handling of Inside Information:

(i)
You must obtain clearance in writing from HAFNIA'S CFO as set out in HAFNIA'S internal Instructions for Handling of Inside Information prior to entering into any transactions on your own account or for the account of a third party, directly or indirectly, relating to the financial instruments issued by HAFNIA or to derivatives or other financial instruments linked to them.[2]

(ii)
You must not conduct any transactions on your own account or for the account of a third party, directly or indirectly, relating to the instruments issued by HAFNIA or to derivatives or other financial instruments linked to them during a closed period of 30 calendar days before the announcement of an interim financial report or a year-end report which HAFNIA makes public, unless explicitly permitted to do so by the CFO of HAFNIA.

(iii)
You must notify your Close Associates (as defined in MAR article 3(26)) (the "Close Associates") of their obligations under MAR article 19 in writing and you must keep a copy of the said notification. Close Associates include (a) spouses or partners considered to be equivalent to a spouse according to your national law, (b) dependent children according to your national law, (c) relatives who have shared the same household with you for at least one year on the date of the transaction concerned and any legal persons, trusts or partnerships, the managerial responsibilities of which are either discharged by you or by a person referred to in point (a), (b) or (c), directly or indirectly controlled by such a person, set up for the benefit of such a person, or the economic interests of which are substantially equivalent to those of such a person. The reference to "the managerial responsibilities of which are discharged" should be read to cover those cases where you or a person referred to in point (a), (b) or (c) takes part in or influences the decisions of the legal entity to carry out transactions in financial instruments of HAFNIA. In the case of mere cross board membership, where you exercise executive or non-executive functions, without however taking part nor influencing the decisions of that legal entity to carry out transactions in financial instruments of HAFNIA, then you should not be considered discharging managerial responsibilities within that legal entity.

2 This is only relevant if an obligation for clearance is resolved.

(iv)
You must notify HAFNIA and the Norwegian FSA of each transaction, including but not limited to, the transactions set out in Article 19 of MAR and Section 10 of regulation 2016/522 and as further described in Appendix 7 to HAFNIA'S internal Instructions for Handling of Inside Information and attached hereto for ease of reference[3] (including, but not limited to, acquisition, disposal, short sale, subscription, exchange, acceptance or exercise of a stock option, subscription to a capital increase or debt instrument issuance, gifts and donations made or received, and inheritance received), conducted on your own account relating to the instruments issued by HAFNIA. The notification must be made promptly and no later than three business days after the date of the transaction. The obligation applies to any subsequent transaction once a total amount of [EUR 5,000] has been reached within a calendar year. The notification to the Norwegian FSA must be provided through the link available through:

•	https://www.finanstilsynet.no/rapportering/fellesrapporteringer/mar-meldeplikt-for-handler-av-personer-med-ledelsesansvar-primarinnsidere-og-deres-narstaende/ (Norwegian)

•
https://info.altinn.no/en/forms-overview/financial-supervisory-authority-of-norway/template-for-notification-of-transactions-by-persons-discharging-managerial-responsibilities-pdmr-and-persons-closely-associated-with-them-krt-1500/ (English)

•
and the notification to HAFNIA must be provided by using the format attached as Appendix 2 to HAFNIA'S internal Instructions for Handling of Inside Information and attached hereto for ease of reference. When calculating whether the threshold has been reached, the transactions carried out by a primary insider and by Close Associates to that primary insider should not be aggregated. If transactions are carried out in a currency which is not EUR, the daily euro foreign exchange reference rate published by the European Central Bank on its website should be used. For the purpose of the price to consider for donations, gifts and inheritance, one should use the last published price for the financial instrument concerned on the date of acceptance of the donation, gift or inheritance (i.e. the date of the transaction), or where such price is not available that day, the last published price. As to the rules to calculate the price of options granted for free to managers or employees, the options should be based on the economic value assigned to the options by HAFNIA when granting them.

(v)
You must as soon as possible after receipt of this notification return the table below to HAFNIA, duly completed with a list of your Close Associates (as defined in item (ii) above) and inform HAFNIA immediately upon any subsequent change to your Close Associates. If you do not want to provide the details of your Close Associates per e-mail, please reach out to the CFO and provide the details by phone or in a secure manner.

Name of Primary Insider:

3 Appendix 7 should be included when sending this notice to the Primary Insider.

Name and, if legal entity, type of entity	ID number/business reg. number	Address	E-mail	Relation to the Primary Insider

Date: [Insert date]

On behalf of HAFNIA LIMITED

Appendix 4 – Notification to Close Associates

Notification to Close Associates

You are considered to be a person closely associated ("Close Associate") (Nw. nærstående) of me as a person discharging managerial responsibilities ("Primary Insider") (Nw. primærinsider) within HAFNIA LIMITED ("HAFNIA") as defined in article 3(26) of the EU regulation 596/2014 on market abuse ("MAR").

Pursuant to MAR, Primary Insiders and their Close Associates are subject to certain obligations and prohibitions. This is to notify you in writing of your obligations pursuant to article 19 of MAR as required by article 19(5) of MAR. I will keep a copy of this notification.

In addition to reading the obligations set out below, we strongly recommend that you familiarize yourself with the obligations imposed on Primary Insiders and Close Associates in MAR article 19 as well as EU regulation 2016/522 and EU regulation 2016/523. Each of which may be accessed through https://www.finanstilsynet.no/tema/markedsmisbruksforordningen-mar/ (Norwegian) https://www.finanstilsynet.no/en/topics/market-abuse-regulation-mar-in-norway/ (English).

I hereby notify you of your obligations set out in MAR article 19:

•
You must notify HAFNIA and the Norwegian FSA of each transaction, including but not limited to, the transactions set out in Article 19 of MAR and Section 10 of regulation 2016/522 and as further described in an Appendix hereto for ease of reference[4] (including, but not limited to, acquisition, disposal, short sale, subscription, exchange, acceptance or exercise of a stock option, subscription to a capital increase or debt instrument issuance, gifts and donations made or received, and inheritance received), conducted on your own account relating to the instruments issued by HAFNIA. The notification must be made promptly and no later than three business days after the date of the transaction. The obligation applies to any subsequent transaction once a total amount of [EUR 5,000] has been reached within a calendar year. The notification to the Norwegian FSA must be provided through the link available through:

•	https://www.finanstilsynet.no/rapportering/fellesrapporteringer/mar-meldeplikt-for-handler-av-personer-med-ledelsesansvar-primarinnsidere-og-deres-narstaende/ (Norwegian)
•
https://info.altinn.no/en/forms-overview/financial-supervisory-authority-of-norway/template-for-notification-of-transactions-by-persons-discharging-managerial-responsibilities-pdmr-and-persons-closely-associated-with-them-krt-1500/ (English)

and the notification to HAFNIA must be provided by using the format attached as an Appendix hereto.5 When calculating whether the threshold has been reached, the transactions carried out by a primary insider and by Close Associates to that primary insider should not be aggregated. If transactions are carried out in a currency which is not EUR, the daily euro foreign exchange reference rate published by the European Central Bank on its website should be used. For the purpose of the price to consider for donations, gifts and inheritance, one should use the last published price for the financial instrument concerned on the date of acceptance of the donation, gift or inheritance (i.e. the date of the transaction), or where such price is not available that day, the last published price. Further guidance on how to calculate the threshold may be found here: https://www.esma.europa.eu/document/qa-market-abuse-regulation.

4 Appendix 7 should be included when sending this notice to the Primary Insider.
5 Appendix 2 should be included when sending this notice to the Primary Insider.

•
You should be cautious if you conduct any transactions on your own account or for the account of a third party, directly or indirectly, relating to the instruments issued by HAFNIA or to derivatives or other financial instruments linked to them during a closed period of 30 calendar days before the announcement of an interim financial report or a year-end report which HAFNIA makes public, noting that Primary Insiders are not permitted to conduct any transactions in such periods unless explicitly permitted to do so by HAFNIA.

Date: [Insert date],

[Insert name of Primary Insider]

Appendix 5 – Routines for secure handling of inside information

1	Technical devices

•	Use password protection on PC, tablets, phones and other electronic devices that contain Inside Information. Change password on a routinely basis.

•	Do not store Inside Information locally in PC hard disks.

•	Make sure you have solutions in place for remote disabling of phones/tablets that are synced with your email, in case of loss/theft.

•	Always log off devices with access to Inside Information before leaving them.

2	Document handling

•	Protect documents. All documents with Inside Information should be sent via secure channels or be secured with password protection.

•	Be careful when distributing Inside Information. Do not distribute Inside Information directly by email, but put the information in a password protected document (Word, PowerPoint, Excel, PDF, etc.)

•
Limited access to files and documents. In certain events as decided by the chief financial officer/investor relation officer, documents should be placed in restricted folders. In such cases, chief financial officer/investor relation officer is responsible ensuring that no unauthorized person has access to such restricted folders and documents. User access can only be given by requesting this by email to chief financial officer/investor relation officer.

•
Consider carefully whether you need to keep Inside Information as printed documents. Each individual is responsible for ensuring that confidential information kept as printed documents does not get in possession of unauthorized persons.

•	Be careful when printing. Do not print documents through printers in common areas without picking up the print immediately.

•	Do not use memory sticks unless they are password protected. They can easily be lost.

•
Secure physical documents: When leaving your work space: make sure to lock in documents. Documents should be shredded once there is no need to keep them. Documents that are put away to be destroyed or shredded must be put in a secure box, not through regular recycling.

3	Personal routines

•	Be careful when mentioning anything related to Inside Information. Do not discuss Inside Information in front of others, either by phone or through regular conversations.

•	Communication channels. Consider if communication through written channel is secured, or if it should be done through verbal channels.

•	Clean desk. Especially when handling Inside Information kept through physical documents.

•
"Clean room". Make sure to never leave documents with Inside Information at meeting rooms or common areas. Also, secure clean boards; remove flip-over-sheets and all other traces when leaving the room.

•
Misplaced Inside Information. If you get access to or find documents that might be Inside Information, for instance at a printer, in meeting rooms or other areas, make sure to inform the chief financial officer/investor relation officer and destroy the documents immediately.

Appendix 6 – Criteria for trading in closed periods

1.
HAFNIA may only allow a Primary Insider within it to trade on its own account or for the account of a third party during a closed period if permitted pursuant to MAR and Commission Delegated Regulation (EU) 2016/522 supplementing MAR, meaning, either:

(a)	on a case-by-case basis due to the existence of exceptional circumstances, such as severe financial difficulty, which require the immediate sale of shares; or

(b)
due to the characteristics of the trading involved for transactions made under, or related to, an employee share or saving scheme, qualification or entitlement of shares, or transactions where the beneficial interest in the relevant security does not change; and the Primary Insider is able to demonstrate that the particular transaction cannot be executed at another moment in time than during the closed period.

2.
In the circumstances set out in 1(a) above, prior to any trading during the closed period, a Primary Insider shall provide a reasoned written request to HAFNIA for obtaining HAFNIA'S permission to proceed with immediate sale of shares of that issuer during a closed period. The written request shall describe the envisaged transaction and provide an explanation of why the sale of shares is the only reasonable alternative to obtain the necessary financing.

3.
When deciding whether to grant permission to proceed with immediate sale of its shares during a closed period, an issuer shall make a case-by-case assessment of a written request referred to above. HAFNIA shall have the right to permit the immediate sale of shares only when the circumstances for such transactions may be deemed exceptional. Such circumstances shall be considered to be exceptional when they are extremely urgent, unforeseen and compelling and where their cause is external to the Primary Insider and the Primary Insider has no control over them. When examining whether the circumstances described in the written request are exceptional, HAFNIA shall take into account, among other indicators, whether and to the extent to which the Primary Insider:

(a)	is at the moment of submitting its request facing a legally enforceable financial commitment or claim;

(b)
has to fulfil or is in a situation entered into before the beginning of the closed period and requiring the payment of sum to a third party, including tax liability, and cannot reasonably satisfy a financial commitment or claim by means other than immediate sale of shares.

4.
HAFNIA shall have the right to permit the Primary Insider within HAFNIA to trade on its own account or for the account of a third party during a closed period, including but not limited to circumstances where that Primary Insider:

(a)	had been awarded or granted financial instruments under an employee scheme, provided that the following conditions are met:

a.
the employee scheme and its terms have been previously approved by HAFNIA in accordance with national law and the terms of the employee scheme specify the timing of the award or the grant and the amount of financial instruments awarded or granted, or the basis on which such an amount is calculated and given that no discretion can be exercised;

b.	the Primary Insider does not have any discretion as to the acceptance of the financial instruments awarded or granted;

(b)
had been awarded or granted financial instruments under an employee scheme that takes place in the closed period provided that a pre-planned and organised approach is followed regarding the conditions, the periodicity, the time of the award, the group of entitled persons to whom the financial instruments are granted and the amount of financial instruments to be awarded, the award or grant of financial instruments takes place under a defined framework under which any inside information cannot influence the award or grant of financial instruments;

(c)
exercises options or warrants or conversion of convertible bonds assigned to him under an employee scheme when the expiration date of such options, warrants or convertible bonds falls within a closed period, as well as sales of the shares acquired pursuant to such exercise or conversion, provided that all of the following conditions are met:

a.	the Primary Insider notifies HAFNIA of its choice to exercise or convert at least four months before the expiration date;

b.	the decision of the Primary Insider is irrevocable;

c.	the Primary Insider has received the authorisation from HAFNIA prior to proceed;

(d)	acquires HAFNIA'S financial instruments under an employee saving scheme, provided that all of the following conditions are met:

a.	the Primary Insider has entered into the scheme before the closed period, except when it cannot enter into the scheme at another time due to the date of commencement of employment;

b.	the Primary Insider does not alter the conditions of his participation into the scheme or cancel his participation into the scheme during the closed period;

c.
the purchase operations are clearly organised under the scheme terms and that the Primary Insider has no right or legal possibility to alter them during the closed period, or are planned under the scheme to intervene at a fixed date which falls in the closed period;

(e)
transfers or receives, directly or indirectly, financial instruments, provided that the financial instruments are transferred between two accounts of the Primary Insider and that such a transfer does not result in a change in price of financial instruments;

(f)
acquires qualification or entitlement of shares of HAFNIA and the final date for such an acquisition, under HAFNIA'S statute, bye-law or such other constitutional documents falls during the closed period, provided that the Primary Insider submits evidence to HAFNIA of the reasons for the acquisition not taking place at another time, and HAFNIA is satisfied with the provided explanation.

Appendix 7 – Transactions to be notified by Primary Insiders and Close Associates

Subject to items 20 and 21 below, transactions conducted on their own account relating to the listed shares or debt instruments of HAFNIA or to derivatives or other financial instruments linked thereto must be notified by Primary Insiders and Close Associates, including, but not limited to:

1.
the pledging or lending of financial instruments by or on behalf of a Primary Insider or a Close Associate (but not if the pledge, or a similar security interest, is done in connection with the depositing of the financial instruments in a custody account, unless and until such time that such pledge or other security interest is designated to secure a specific credit facility);

2.	transactions undertaken by persons professionally arranging or executing transactions or by another person on behalf of a Primary Insider or a Close Associate, including where discretion is exercised;

3.	transactions made under a life insurance policy, defined in accordance with Directive 2009/138/EC of the European Parliament and of the Council (26), where

(a)	the policyholder is a Primary Insider or a Close Associate,

(b)	the investment risk is borne by the policyholder, and

(c)
the policyholder has the power or discretion to make investment decisions regarding specific instruments in that life insurance policy or to execute transactions regarding specific instruments for that life insurance policy.

4.	acquisition, disposal, short sale, subscription or exchange;

5.
acceptance or exercise of a stock option, including of a stock option granted to managers or employees as part of their remuneration package, and the disposal of shares stemming from the exercise of a stock option;

6.	entering into or exercise of equity swaps;

7.	transactions in or related to derivatives, including cash-settled transaction;

8.	entering into a contract for difference on a financial instrument of the concerned issuer;

9.	acquisition, disposal or exercise of rights, including put and call options, and warrants;

10.	subscription to a capital increase or debt instrument issuance;

11.	transactions in derivatives and financial instruments linked to a debt instrument of the concerned issuer, including credit default swaps;

12.	conditional transactions upon the occurrence of the conditions and actual execution of the transactions;

13.	automatic or non-automatic conversion of a financial instrument into another financial instrument, including the exchange of convertible bonds to shares;

14.	gifts and donations made or received, and inheritance received;

15.	transactions executed in index-related products, baskets and derivatives;

16.	transactions executed in shares or units of investment funds, including alternative investment funds (AIFs);

17.	transactions executed by manager of an AIF in which a Primary Insider or a Close Associate has invested;

18.	transactions executed by a third party under an individual portfolio or asset management mandate on behalf or for the benefit of a Primary Insider or a Close Associate;

19.	borrowing or lending of shares or debt instruments of the issuer or derivatives or other financial instruments linked thereto.

The notification obligation does not apply to:

20.	Transactions in financial instruments linked to shares or to debt instruments of the issuer referred to in that paragraph where at the time of the transaction any of the following conditions is met:

(a)
the financial instrument is a unit or share in a collective investment undertaking in which the exposure to the issuer's shares or debt instruments does not exceed 20 % of the assets held by the collective investment undertaking;

(b)	the financial instrument provides exposure to a portfolio of assets in which the exposure to the issuer's shares or debt instruments does not exceed 20 % of the portfolio's assets;

(c)
the financial instrument is a unit or share in a collective investment undertaking or provides exposure to a portfolio of assets and the person discharging managerial responsibilities or a Close Associate does not know, and could not know, the investment composition or exposure of such collective investment undertaking or portfolio of assets in relation to the issuer's shares or debt instruments, and furthermore there is no reason for that person to believe that the issuer's shares or debt instruments exceed the thresholds in point (a) or (b).

If information regarding the investment composition of the collective investment undertaking or exposure to the portfolio of assets is available, then the Primary Insider or a Close Associate shall make all reasonable efforts to avail themselves of that information.

21.
Finally, transactions executed in shares or debt instruments of an issuer or derivatives or other financial instruments linked thereto by managers of a collective investment undertaking in which the Primary Insider or Close Associate has invested do not need to be notified where the manager of the collective investment undertaking operates with full discretion, which excludes the manager receiving any instructions or suggestions on portfolio composition directly or indirectly from investors in that collective investment undertaking.